Exhibit 19.1

INSIDER TRADING AND REPORTING POLICY

OCTOBER 3, 2018
Revised November 2, 2021, and November 13, 2023

CHARLOTTE’S WEB HOLDINGS, INC.         INSIDER TRADING AND REPORTING POLICY
CHARLOTTE’S WEB HOLDINGS, INC.
The purpose of the Insider Trading and Reporting Policy (the “Policy”) is to summarize the insider trading restrictions to which directors, officers and employees are subject under applicable securities legislation, and to set forth a policy governing investments in the securities of Charlotte’s Web Holdings, Inc. (the “Company”) and the reporting thereof which is consistent with the applicable legislation.
This Policy is not intended to discourage investment in the Company’s securities. Rather, it is intended to highlight the obligations and the restrictions imposed on insiders by relevant securities legislation.
1.Summary of Legislation
Securities legislation prohibits any person in a “special relationship” with or with a duty of trust and confidence to the Company from either:
(a)purchasing or selling the Company’s securities with the knowledge of a material fact or material change concerning the Company that has not been generally disclosed; or
(b)informing (or “tipping”), other than when necessary, in the course of business, another person or company of a material fact or material change concerning the Company before the material fact or material change has been generally disclosed.
(c)A material change to the business or affairs of the Company or a material fact is one which would reasonably be expected to have (i) a significant influence on a reasonable investor’s decision to buy, hold, sell or otherwise trade the Company’s securities or (ii) an effect on the market price or value of any securities of a public issuer. Both positive and negative information may be material. A material change is specifically defined to include any decision by a board of directors to implement a material change, as well as any decision made to implement such a change by senior management, if board of director approval is probable.
This prohibition applies to persons who are deemed to have a “special relationship” with the Company, which include:
(a)directors, officers, employees, consultants and contractors of the Company; and
(b)persons or corporations who learn of a material fact or material change concerning the Company.
While the penalties for a breach of this prohibition vary among jurisdictions, a breach may render you personally liable to prosecution and, upon conviction, to a fine not exceeding CAD$5,000,000 or five years in jail, or both. Further, you may be subject to civil actions at the instance of all or any of security holders, the companies whose securities were traded, and regulators. In the U.S., you may be subject to (i) a civil penalty of up to three times the profit gained, or loss avoided; (ii) a criminal fine (no matter how small the profit) of up to US$5,000,000; and (iii) up to twenty years in prison for engaging in transactions in Company securities at a time when you have knowledge of material nonpublic information regarding the Company.
You should note that any person who is associated with you, including any member of your family, your spouse or any person living with you, is also deemed to be a person in a special relationship with the Company, and is subject to the same legal obligations and duties.

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

2.Trading Prohibitions
In light of the foregoing, all directors, officers, employees will be subject to the following prohibitions relating to purchases, sales, or other trades in the Company’s securities and securities of other public issuers:
(a)If one has knowledge of a material fact or material change related to the affairs of the Company or any public issuer involved in a transaction with the Company which is not generally known, no purchase, sale or trade may be made (nor may any recommendations or advice be made to purchase, sell or trade) until the information has been generally disclosed to the public and the blackout periods set forth below have expired;
(b)Knowledge of a material fact or material change must not be conveyed to any other person other than in the necessary course of business until the information has been generally disclosed to the public and the blackout periods set forth below have expired;
(c)Any hedging activities, including the practice of selling “short” securities of the Company at any time, are not permitted;
(d)The practice of buying or selling financial instruments, including a “call” or “put” or any other prepaid forward contracts, equity swaps, collars, units of exchange funds or derivative security in respect of any securities of the Company is not permitted; and
(e)Trading is prohibited in the event that the Company has provided notice of a pending material fact or material change until the information has been generally disclosed to the public and the blackout periods set forth below have expired.
For purposes of this Policy, public issuer includes any issuer, whether the Company or otherwise, whose securities are traded in a public market, whether on a stock exchange or “over the counter” and the term “trade” includes any transaction in Company securities and securities of other public issuers, including gifts and pledges.
The above prohibitions and the insider reporting obligations provided below apply equally to the trading or exercising of options to acquire shares or other securities of the public issuer.
Notwithstanding the above prohibitions in subsection 2(c) but subject to any other applicable sections of this Policy and any other applicable policies of the Company, the Company’s directors, officers, and employees will be able to sell a security which such person does not own if such person owns another security convertible into the security sold or an option or right to acquire the security sold and, within 10 days after the sale, such person: (i) exercises the conversion privilege, option or right and delivers the security so associated to the purchaser; or (ii) transfers the convertible security, option or right, if transferable, to the purchaser. The Company requires that anyone subject to this Policy provide advance written notice to the Chief Financial Officer and/or General Counsel of such activity at least two days prior to such activity.
This Policy continues to apply to the Company’s directors, officers and employees following termination of employment or other relationship with the Company until after the second trading day that any material non-public information in your possession has become public or is no longer material. Each employee, officer, consultant and director is personally responsible for the actions of their family members and other persons with whom they have a relationship who are subject to this Policy, including any pre-clearances required.

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

3.Insider Reporting Obligations
A person or corporation who becomes a “reporting insider” of the Company must file insider reports in Canada and the U.S. within 10 calendar days of the date of becoming a “reporting insider”. Furthermore, securities legislation requires reporting insiders to prepare and file a report of nearly every trade they make in securities of the Company. This includes the granting and exercise of stock options or any other rights to acquire securities. Under securities legislation, reporting insiders are personally responsible for ensuring that insider reports are filed within five (5) calendar days of the trade in Canada and within two (2) business days of the trade in the U.S. Assistance with filing these reports on the SEDI and EDGAR websites may be obtained from the Chief Financial Officer and/or General Counsel. In order to allow the Company to comply with its reporting obligations, reporting insiders must also advise the Company immediately of any trade in securities of the Company even after pre-clearing such trades in accordance with this Policy. In addition, a reporting insider whose direct or indirect beneficial ownership of or control or direction over securities of the Company changes, must file an insider report of the change within five (5) calendar days of the date of the change in Canada and within two (2) business days of the date of the change in the U.S.
In Canada, National Instrument 55-104 - Insider Reporting Requirements and Exemptions (“NI 55-104”) defines a “reporting insider” to include, among others, an insider of the issuer if the insider is:
(a)the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer and each director of the issuer, of a significant shareholder of the issuer or of a major subsidiary of the issuer;
(b)a person or corporation responsible for a principal business unit, division or function of the issuer;
(c)a significant shareholder of the issuer; and
(d)any other insider that in the ordinary course of business receives or has access to information as to material facts or material changes concerning the issuer before the material facts or material changes are generally disclosed and directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the issuer.
In the U.S., a “Section 16 officer” required to file insider reports is defined in Rule 16a-1 under the U.S. Securities Exchange Act of 1934, as amended, as a U.S. reporting company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the company’s subsidiaries can be deemed officers of the company if they perform such policy-making functions for the issuer.
It is each insider’s personal responsibility to determine if they are a “reporting insider” as defined in NI 55-104 or “Section 16 officer” as defined in 16a-1, and they should review the complete definition of such terms in making such determination. It is each reporting insider’s responsibility to ensure that all requisite insider trading reports are filed with the appropriate securities commissions within the statutory time limits.
Copies of the insider reports may be obtained from the Company and are required to be filed electronically on SEDI and EDGAR.

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

4.Insider Trading Compliance Oversight.
5.The Company’s Chief Financial Officer/and or General Counsel shall oversee compliance with this Policy provided, however, that if the Chief Financial Officer is a party to a proposed trade, transaction or inquiry relating to this Policy, the Company’s General Counsel shall oversee compliance with respect to such proposed trade, transaction or inquiry and vice versa. The Chief Financial Officer and/or General Counsel may delegate his or her authority to oversee compliance with this Policy as he or she deem necessary or appropriate in his or her sole discretion. The duties and powers of the Chief Financial Officer and/or General Counsel and his or her delegees may include the following:
1.Administering, monitoring and enforcing compliance with this Policy.
2.Responding to all inquiries related to this Policy
3.Designating and announcing special trading blackout periods during which specified persons may trade in Company securities.
4.Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Chief Financial Officer and/or General Counsel determines have access to material nonpublic information concerning the Company.
5.Administering, monitoring and enforcing compliance with Canadian and U.S. federal and state insider trading laws and regulations.
6.Assisting in the preparation and filing of all required SEC reports filed by Section 16 Insiders relating to their trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
7.Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required Canadian and U.S. insider reports relating to insider trading,
8.Designing and requiring training about the obligations of this Policy as the Chief Financial Officer and/or General Counsel considers appropriate.
9.The Chief Financial Officer and/or General Counsel may designate one or more individuals who may perform their duties under this Policy in the event that a Chief Financial Officer and/or General Counsel is unable or unavailable to perform such duties.
10.Additional Restrictions for Directors, Officers and Employees
11.Blackout Periods
No trades or other transactions in securities of the Company (including the exercise of stock options or transactions involving other forms of equity-based compensation) shall be carried out by:
(a)directors of the Company;
(b)officers of the Company; and

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

(c)any employees of the Company,

at any time, except during the 30-calendar day period beginning on the morning of the third business day following the date the quarterly or annual financial results have been disclosed by the Company by way of a news release.
Trading black-out periods may also be prescribed from time to time as a result of special circumstances relating to the Company. All directors and officers and employees with knowledge of such special circumstances will be covered by the black-out.

12.Pre-Clearance of Trades
In order to assist in preventing even the appearance of an improper insider trade, all proposed transactions in securities of the Company (including the exercise of stock options) by directors and officers of the Company and those employees who receive notice pursuant to Section 4(c) above must be pre-cleared with the Company’s Chief Financial Officer and/or General Counsel.

Persons subject to the pre-clearance restriction should contact the Chief Financial Officer and/or General Counsel, orally or in writing, at least two business days (or such shorter period as the Chief Financial Officer and/or General Counsel may determine) in advance and may not effect any transaction subject to the pre-clearance request unless given clearance to do so. A pre-clearance request should include the following information:

•The nature of the proposed transaction.
•The expected date of the transaction.
•The number of shares involved.
•If the transaction involves a stock option exercise, the specific option to be exercised.
•Contact information for the broker who will execute the transaction.
•A confirmation that the insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.
•Whether the transaction complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the insider.
•Any other information that is material to the Chief Financial Officer and/or General Counsel’s consideration of the proposed transaction.
Any pre-clearance request that has been granted will be valid only for three business days following the approval date, provided that the insider complies with all other securities law and Company requirements, unless terminated earlier by the Chief Financial Officer and/or General Counsel. If a transaction for which pre-clearance has been granted is not effected within such period, the transaction must be pre-cleared again.

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

To the extent that a material event or development affecting the Company remains non-public, persons subject to the pre-clearance requirement will not be given permission to effect transactions in securities of the Company. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading shall not disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition.

13.Pre-Clearance of Rule 10b5-1 Plans
Pre-clearance by the Chief Financial Officer and/or General Counsel is required for directors, officer and employees (each a “Pre-Clearance Person”) to enter into or modify a Rule 10b5-1 trading plan (a “10b5-1 Plan”). Plans that are not pre-cleared may not be used by a Pre-Clearance Person. Pre-clearance must be requested at least five full trading days prior to entry into or modification of the 10b5-1 Plan and be accompanied by a copy of the plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared 10b5-1 Plan. When adopting a new or modified Trading Plan, a director or officer must include a representation in the Trading Plan certifying that, on the date of adoption or modification of such plan, the individual director or officer is not aware of any material, non-public information and the individual director or officer is adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

All Section 16 officers must immediately report the results of transactions effected under a trading plan to the Chief Financial Officer and/or General Counsel since they will be reportable on Form 4 within two business days following the execution of the trade.

All Pre-Clearance Persons must ensure that their broker does not execute any transaction for the Pre-Clearance Person (other than under a pre-cleared Rule 10b5-1 Plan) until the broker has verified with the Chief Financial Officer and/or General Counsel that the transaction has been pre-cleared.
To facilitate timely reporting under Section 16 of the Exchange Act, Section 16 officers are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a 10b5-1 Plan, on the day the Section 16 officer is advised of the terms of the transaction, (a) report the details of each transaction to the Chief Financial Officer and/or General Counsel and (b) arrange with persons whose trades must be reported by the Section 16 officer (such as immediate family members living in the insider’s household) to immediately report directly to the Company and to the Section 16 officer the following transaction details:
•Transaction date (trade date)
•Number of shares involved.
•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).
•For stock option exercises, the specific option exercised.
•Contact information for the broker who executed the transaction.
•Specific representation that the insider is not in possession of material non-public information.
•For a Section 16 officer, a specific representation whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

The transaction details must be reported to the Chief Financial Officer and/or General Counsel, with copies to Company personnel (if any) who assist the Section 16 officer in preparing his or her Form 4. Notwithstanding the foregoing, an insider will not be deemed to have violated this Policy for transactions pursuant to a 10b5-1 Plan that has been pre-cleared by the Chief Financial Officer and/or General Counsel. The Chief Financial Officer and/or General Counsel may withhold or condition pre-clearance of any proposed 10b5-1 Plan (each, a “Proposed Plan”) for any reason, in his or her sole discretion.
The Chief Financial Officer and/or General Counsel will not pre-clear a Proposed Plan if he or she concludes that the Proposed Plan:
•Fails to comply with the requirements of Rule 10b5-1, as amended from time to time;
•Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Proposed Plan or (ii) two business days after disclosure of the issuer’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Proposed Plan was adopted (subject to a maximum of 120 days after adoption of the Proposed Plan).
•Is established during a blackout period, or the insider is unable to represent to the satisfaction of the Chief Financial Officer and/or General Counsel that the insider is not in possession of material nonpublic information regarding the Company.
•Lacks appropriate mechanisms to ensure that the insider complies with all rules and regulations, including Rule 144, Rule 701, Form S-8, and Section 16 of the Exchange Act, applicable to securities transactions by the insider.
•Does not provide the Company the right to suspend all transactions under the Proposed Plan if the Chief Financial Officer and/or General Counsel, in his or her sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events.
•Exposes the Company to liability under any other applicable state or federal rule, regulation or law;
•Creates any appearance of impropriety;
•Fails to meet guidelines established by the Company; or
•Otherwise fails to satisfy the Chief Financial Officer and/or General Counsel for any reason.
Any modifications to or deviations from a 10b5-1 Plan are deemed to be the insider entering into a new 10b5-1 Plan and, accordingly, require pre-clearance of such modification or deviation.
Any termination of a 10b5-1 Plan must be immediately reported to the Chief Financial Officer and/or General Counsel. If an insider has pre-cleared a new 10b5-1 Plan (the “Second Plan”) intended to succeed an earlier pre-cleared 10b5-1 Plan (the “First Plan”), the Insider may not affirmatively terminate the First Plan without pre-clearance because such termination is deemed to be entering into the Second Plan.

CHARLOTTE’S WEB HOLDINGS, INC.	INSIDER TRADING AND REPORTING POLICY

None of the Company, the Chief Financial Officer and/or General Counsel, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Proposed Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if the 10b5-1 Plan fails to comply with Rule 10b5-1.
Upon entering into or amending a 10b5-1 Plan, the director or officer must promptly provide a copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan.

14.This Policy Is Subject to Revision.
The Company may change the terms of this Policy from time to time to respond to developments in law and practice and will take steps to inform all affected persons of any material changes.